UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2010

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 State Highway 121 Bypass, Building A, Suite 250 Lewisville, Texas		75067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 20, 2010 U.S. Remodelers, Inc., a wholly owned subsidiary of U. S. Home Systems, Inc. (NasdaqNGM:USHS), (the “Company”) entered into a Settlement and Release Agreement (Settlement Agreement) with Matthew Ozga (Plaintiff) and his counsel on behalf of himself and each of the other class members in settlement of the class action lawsuit pending against the Company in the United States District Court for the Northern District of California (Case No. 3:09-CV-05112 JSW) (Lawsuit). The settlement, which is subject to, among other things, preliminary and final Court approval, will resolve all the claims in the Lawsuit. Without admitting any liability or wrongdoing of any kind, the Company has agreed to pay the gross settlement amount of $1.8 million to settle the Lawsuit which includes, among other items, the payment of attorneys’ fees and expenses to class counsel, not to exceed one-third of the gross settlement amount and costs associated with the administration of the settlement. The Company shall deliver to the claims administrator $500,000 of the gross settlement amount upon establishment of a qualified settlement fund account. Within five business days of the effective date of the settlement agreement the Company shall deliver the remaining $1.3 million to the claims administrator. The effective date means the later of (a) the date of entry of the order granting final approval of the settlement agreement by the Court, (b) the date on which the time for all appeals from objections to the settlement agreement has passed, if objection(s) filed but no appeal is taken, and (c) if an appeal is taken, the date on which any reviewing court issues a decision and the time for further appeal is expired.

In no event shall Company be required to pay more than the gross settlement amount plus the Company’s share of FICA and FUTA payroll taxes on the amounts paid to class members which are allocated as payment of back wages. A copy of the Settlement Agreement is included as Exhibit 10.1 hereto and incorporated herein by reference.

The original complaint in this Lawsuit was filed by Plaintiff (a former employee of the Company) on February 17, 2009 in the Superior Court of California for the County of Alameda. The Lawsuit was subsequently removed to the United States District Court for the Northern District of California. The Plaintiff alleges that the Company failed to reimburse certain of its California employees for certain expenses they incurred during their employment with the Company, violated certain provisions of the California Business and Professions Code (prohibiting unfair business acts or practices) and failed to pay wages in violation of the California Labor Code. In the Lawsuit Plaintiff seeks damages, wages owed, injunctive relief, costs, attorney fees, punitive damages, interest, and penalties. The Plaintiff asserted the claims on his behalf and a class of all others similarly situated. The parties have conducted extensive discovery and investigations of facts and law and have engaged in numerous personal and telephone conferences. The parties also participated in mediation and engaged in extensive mediation-related discovery, including exchanging hundreds of pages of policy documents regarding the claims at issue, and the time and pay records for the class.

The parties have concluded that based on the disputed factual and legal issues involved in the Lawsuit and the benefits to be received by the parties pursuant to the settlement of the Lawsuit, including avoiding incurring any further expenses and attorney fees, it is in the best interest of Plaintiff, class members and the Company to settle the Lawsuit.

In order to facilitate the settlement, the Company, solely for the purposes of the settlement, has consented to the conditional certification of the class, which are defined as individuals who are currently or were formerly employed by the Company as non-exempt installers, including trainees and apprentices for that position, in California at any time between February 17, 2005 and the preliminary Court approval date (class period).

The determination of the settlement share that each class member is due for his or her claim is based on a formula as defined in the Settlement Agreement. The Settlement Agreement provides that 30% of the settlement share received by each class member shall be treated as back wages. Accordingly, the Company shall pay its share of the employer’s portion of all required FICA and FUTA taxes with respect to the portion of the settlement share of each class member allocated as payment of back wages. Additionally 30% of each class member’s settlement share will be treated as a refund for mileage and expense reimbursement with the remaining 40% treated as payment of non-wage penalties or other non-wage damages.

Because the litigation is a class action, the settlement is subject to the preliminary approval of the Court as well as the Court’s final approval after notice of the terms of the settlement has been provided to all class members. Timing of the approval process is dependent on the Court’s calendar. Class members have a right to opt-out of the class and may object to the terms of the settlement. Final consummation of the settlement must await the entry of final judgment approving the settlement as fair to all class members. However, such settlements are not uncommonly approved without some modification, which could be material to the settlement terms. Barring any unusual developments, the Company expects the settlement and approval process to be completed within a 4 to 6 month period.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Exhibits.

The following exhibit is filed with this report:

Exhibit Number	Description of Exhibit
10.1	Settlement Agreement and Release dated January 20, 2010 in connection with Matthew Ozga (Plaintiff) vs. U.S. Remodelers, Inc. et. al. (Defendants), Case No. 3:09-CV-05112 JSW pending in the United States District Court for the Northern District of California, subject to approval of the U.S. District Court. (Exhibits Omitted)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 22 day of January, 2010 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/S/ MURRAY H. GROSS
Murray H. Gross
Chairman, President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Settlement Agreement and Release dated January 20, 2010 in connection with Matthew Ozga (Plaintiff) vs. U.S. Remodelers, Inc. et. al. (Defendants), Case No. 3:09-CV-05112 JSW pending in the United States District Court for the Northern District of California, subject to approval of the U.S. District Court. (Exhibits Omitted)